Exhibit 8.1

SIGNIFICANT SUBSIDIARIES

The following table sets forth our significant subsidiaries and investees accounted for using the equity method at December 31, 2003:

Name of Company	Jurisdiction of Establishment	Percentage of Ownership and Voting Interest	Description
Alquiladora de Casas, S.A. de C.V.	Mexico	100%	Real estate company owning our facilities
Anuncios en Directorios, S.A. de C.V.	Mexico	100%	Producer of yellow pages directories
Compañía de Teléfonos y Bienes Raíces, S.A. de C.V.	Mexico	100%	Real estate company owning our facilities
Consorcio Red Uno, S.A. de C.V.	Mexico	100%	Supplier of telecommunications network integration services and information systems
Controladora de Servicios de Telecomunicaciones, S.A. de C.V.	Mexico	100%	Intermediate holding company
Teléfonos del Noroeste, S.A. de C.V., or Telnor	Mexico	100%	Fixed-line network concessionaire for the state of Baja California Norte and the San Luis Rio Colorado region of the state of Sonora
Uninet, S.A. de C.V.	Mexico	100%	Provider of connectivity and Internet access to Telmex and commercial customers
Financial Ventures LLC	Delaware	100%	Company holding investments in publicly-traded equity securities and corporate bonds of technology and communications companies
Technology and Internet, L.L.C.*	Delaware	50%	Company investing in e-commerce enterprises in the United States and Latin America
Telmex USA, L.L.C.	Delaware	100%	Authorized reseller of long distance services and holder of FCC authorization to provide facility-based long distance services in the United States
Telvista, Inc. (formerly, The Telvista Company)*	Delaware	45%	Provider of telemarketing services in the United States and Mexico
TM & MS, LLC*	Delaware	50%	Joint venture with Microsoft to operate an Internet portal

*	Investments accounted for using the equity method.